EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-89772, 333-111047, and 333-188905) pertaining to the Boston Scientific Corporation 401(k) Retirement Savings Plan of Boston Scientific Corporation of our report dated June 28, 2016, with respect to the financial statements and schedule of the Boston Scientific Corporation 401(k) Retirement Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2015.

/s/ Ernst & Young LLP

Boston, Massachusetts
June 28, 2016